Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,899,841,071	(1)(2)	0.0001476	$280,417	(3)
Fees Previously Paid
Total Transaction Valuation	$1,899,841,071
Total Fees Due for Filing				$280,417
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$280,417

(1)	In accordance with the Agreement and Plan of Merger dated as of October 8, 2023 described in the accompanying proxy statement, subject to limited exceptions set forth in the merger agreement, all shares of common stock, restricted stock units and performance stock units (both vested and unvested, with performance stock units vested at target performance) outstanding at the effective time of the merger will be converted at the effective time into the right to receive $500.00 per share in cash without interest, and each stock appreciation right outstanding at the effective time will be converted at the effective time into the right to receive the excess, if any, of $500.00 per share over the exercise price of the stock appreciation right without interest.

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the filing fee was determined by multiplying 0.0001476 by the underlying value of the transaction of $1,899,841,071, which has been calculated as the sum of:

i.	3,436,020.1428 outstanding shares of Class A common stock, multiplied by $500.00 per share,

ii.	200,000 outstanding shares of Class B common stock, multiplied by $500.00 per share,

iii.	24,024 shares of Class A common stock underlying restricted stock units and performance stock units (at target performance), multiplied by $500.00 per share, and

iv.	the treasury stock method equivalent of 139,638 shares of Class A common stock underlying stock appreciation rights, multiplied by $500.00 per share.

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.00014760.